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                       Pegasus Communications Corporation
           Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends
                             (Dollars in thousands)

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
                                                                    Years Ended December 31,
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                                                                                                    Pro Forma
                                            1995       1996       1997        1998         1999        1999
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
Loss before income taxes, equity
 loss in unconsolidated affiliate
 and extraordinary items                  ($8,127)   ($9,844)   ($17,416)   ($80,013)   ($187,325)   ($424,659)
Preferred stock dividends                       -          -     (12,215)    (14,764)     (16,706)     (36,206)
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Deficiency of earnings                    ($8,127)   ($9,844)   ($29,631)   ($94,777)   ($204,031)   ($460,865)
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